CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                              BIG CITY BAGELS, INC.

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                            Under Section 805 of the
                            Business Corporation Law
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     Big City Bagels, Inc. (the "Corporation"), by its Chairman of the Board and
Secretary, hereby certifies as follows:

     1. The name of the Corporation is Big City Bagels, Inc.

     2. The Corporation's original Certificate of Incorporation was filed with the Department of State of the State of New York on December 14, 1992, and the Corporation's Restated Certificate of Incorporation was filed with the Department of State of the State of New York on February 2, 1996.

     3. The text of the Certificate of Incorporation is hereby amended to include a provision to implement a one-for-five reverse stock split of the outstanding shares of Common Stock.

     4. In order to effect the change set forth in paragraph 3 above, the text of paragraph (a) to Article Fourth of the Certificate of Incorporation of the Corporation is hereby amended to read in full as follows:

     "FOURTH: (a) The aggregate number of shares of stock which the Corporation shall have authority to issue is 26,000,000 shares, consisting of 25,000,000 shares, with a par value of $.001 per share, classified as common shares (the "Common Stock"), and 1,000,000 shares, with a par value of $.001 per share, classified as preferred shares (the "Preferred Stock").



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     Each five shares of Common  Stock,  par value  $.001 per share,  issued and outstanding immediately prior to the effective date of this Certificate of Amendment shall, without any action on the part of the holder thereof, be reclassified and changed into one fully paid and nonassessable share of Common Stock, par value $.001 per share, and each holder of record of a certificate for shares of Common Stock as of the close of business on the effective date of the Certificate of Amendment shall be entitled to receive, as soon as practicable,
and  upon  surrender  of  such   certificate,   a  certificate  or  certificates
representing one share of Common Stock for each five shares of Common Stock represented by the certificate of such holder, with the next higher number of whole shares being issued in lieu of fractional shares.

     The number, par value and class of the issued shares changed and issued shares resulting from the change (plus such greater number of shares which will result from rounding) are as follows:


Shares                        Number            Par Value              Class
------                        ------            ---------              -----
Issued shares changed       7,218,208        $.001 per share           Common
Issued shares resulting     1,443,642        $.001 per share           Common
  from change


     The number, par value and class of the unissued shares of Common Stock, $.001 par value, shall be unchanged, except that the number of unissued shares shall increase as a result of the reduction in the number of issued shares resulting from the change in issued shares effected by this Certificate of Amendment.

     5. This Amendment to the Certificate of Incorporation was authorized by all of the members of the Board of Directors of the Corporation at a meeting held on June 19, 1998.

     6. Subsequent to the authorization by the Board of Directors, the amendment to the Certificate of Incorporation was approved and authorized by the affirmative vote of the holders of a majority of all of the outstanding shares



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of Common  Stock of the  Corporation  entitled to vote at the Annual  Meeting of
Shareholders held on June 19, 1998.

     IN WITNESS WHEREOF, this Certificate of Amendment has been signed by Mark Weinreb, its Chairman of the Board, and Howard J. Fein, its Assistant Secretary, this 19th day of June, 1998, and they affirm the statements contained herein are true under penalties of perjury.

                                             /s/ Mark Weinreb
                                           ___________________________________
                                           Mark Weinreb, Chairman of the Board
                                           and Chief Executive Officer

                                             /s/ Howard J. Fein
                                           ___________________________________
                                           Howard J. Fein, Assistant Secretary



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